SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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☑ Definitive proxy statement.

☐ Definitive additional materials.

☐ Soliciting material pursuant to Section 240.14a-12

Health Grades, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
AUDIT AND RELATED FEES
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
PERFORMANCE GRAPH
INFORMATION CONCERNING INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADVANCE NOTICE PROCEDURES
STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
ANNUAL REPORT ON FORM 10-K

HEALTH GRADES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     It is my pleasure to invite you to attend the 2005 Annual Meeting of Stockholders of Health Grades, Inc., to be held at our corporate headquarters, 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401, on Wednesday, June 22, 2005 at 9:00 a.m. local time. The meeting will be held for the following purposes:

1.	To elect six directors for the ensuing year.

2.	To act upon such other matters as may properly come before the meeting.

     Holders of record of our common stock at the close of business on May 9, 2005 are entitled to receive this notice and to vote at the meeting or any adjournment.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

Allen Dodge
May 19, 2005	Senior Vice President – Finance, Chief Financial Officer
and Secretary

HEALTH GRADES, INC.
500 Golden Ridge Road
Suite 100
Golden, Colorado 80401

PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Health Grades, Inc. for the 2005 annual meeting of stockholders. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about May 19, 2005.

     At the annual meeting, holders of our common stock will vote upon the election of six directors to serve until the 2006 annual meeting of stockholders.

     Our Board of Directors has fixed the close of business on May 9, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting. You may vote at the annual meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 26,984,040 shares of common stock were issued and outstanding.

     If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choice by marking the appropriate box on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for the persons identified in this proxy statement as nominees for election to the Board of Directors. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary, executing a later-dated proxy or voting by ballot at the meeting.

     The holders of a majority of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker “non-vote” generally is not counted for purposes of approving these matters.

     The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

Ownership of Our Common Stock by Certain Persons

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 9, 2005 by (i) each person known to us to own beneficially more than five percent of our common stock (including such person’s address), (ii) the named executive officers listed under “Executive Compensation—Summary of Cash and Certain Other Compensation,” (iii) each director and nominee for election as a director and (iv) all directors and executive officers as a group.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)
Kerry R. Hicks (2)	4,067,293	13.9%

David G. Hicks (3)	1,661,598	5.9%

Sarah Loughran (4)	1,556,331	5.6%

Allen Dodge (5)	762,294	2.8%

Michael D. Phillips (6)	558,263	2.1%

Peter H. Cheesbrough (7)	277,678	1.0%

Leslie S. Matthews, M.D. (8)	175,116	*

John J. Quattrone (9)	153,333	*

J.D. Kleinke (10)	83,333	*

Mark Pacala (11)	9,136,802	33.4%

Essex Woodlands Health Ventures Fund IV, L.P. (11)	9,136,802	33.4%
All directors and executive officers as a group (11 persons) (12)	18,515,374	56.9%

*	Less than one percent.

(1)	Applicable percentage of ownership is based on 26,984,040 shares of common stock outstanding on May 9, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of May 9, 2005 (unless otherwise noted) are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2)	Includes 2,289,823 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership. Mr. Kerry R. Hicks’ address is 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

(3)	Includes 1,124,940 shares underlying stock options. Mr. David G. Hicks’ address is 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

(4)	Includes 916,369 shares underlying stock options. Ms. Loughran’s address is 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

(5)	Includes 623,500 shares underlying stock options.

(6)	Includes 315,900 shares of common stock held by Mr. Phillips’ wife, Barbara D. Phillips.

(7)	Includes 256,678 shares underlying stock options.

(8)	Includes 16,666 shares underlying stock options.

(9)	Includes 153,333 shares underlying stock options.

(10)	Includes 83,333 shares underlying stock options.

(11)	Includes 9,136,802 shares and 353,430 shares underlying warrants held by Essex Woodlands Health Ventures Fund IV, L.P. Mr. Mark Pacala is a Managing Director of Essex Woodlands Health Ventures. Mr. Pacala’s address is Essex Woodlands Health Ventures Fund, 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

(12)	Includes 353,430 shares underlying warrants and 5,547,975 shares underlying stock options.

ELECTION OF DIRECTORS

     At the meeting, six directors will be elected to hold office until the Annual Meeting of Stockholders in 2006 or until their successors have been elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed below. All of the nominees are currently members of our Board of Directors.

     If, at the time of the meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

     Health Grades, Inc., Kerry R. Hicks, our Chairman of the Board of Directors, President and Chief Executive Officer, David G. Hicks, our Executive Vice President — Information Technology, Sarah Loughran, our Executive Vice President — Provider Services, and certain of our former executive officers have agreed to take such actions (including in the case of the individuals, voting their shares) as are in their control so that (1) our Board of Directors is comprised of no more than eight members and (2) one designee of Essex Woodlands Health Ventures Fund IV, L.P. (“Essex”) is elected to the Board of Directors. Mark Pacala, a Managing Director of Essex Woodlands Health Ventures, was elected to our Board of Directors on December 15, 2004 pursuant to the designation of Essex.

     Information concerning the nominees for election as directors is set forth below:

Kerry R. Hicks, age 45, one of our founders, has served as our Chief Executive Officer and has been a director since our inception in 1995. Mr. Hicks has also served as Chairman of our Board of Directors since December 2004, and served as President from our inception until November 1999 and since June 2001. From 1985 to 1995, Mr. Hicks served as Senior Vice President of LBA Healthcare Management (LBA).

Peter H. Cheesbrough, age 53, has served as one of our directors since December 1996. Since December 2002, Mr. Cheesbrough has served as Chief Financial Officer of Navigant Biotechnologies, a company that has developed a process for the elimination of pathogens from blood used for transfusions. From October 2000 to November 2002, Mr. Cheesbrough was a self-employed consultant. From August 1999 through September 2000, Mr. Cheesbrough served as Senior Vice President Finance and Chief Financial Officer of XCare.net, a company providing internet-based business to business connectivity, information exchange and electronic commerce applications solutions for healthcare. From June 1993 to August 1999, Mr. Cheesbrough was the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and also a chartered accountant in Canada.

Leslie S. Matthews, M.D., age 53, has served as one of our directors since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital, Baltimore, Maryland.

John Quattrone, age 52, has served as one of our directors since November 2000. Mr. Quattrone has served as General Director of Human Resources for General Motors North America Automotive Operations since 1995.

J.D. Kleinke, age 43, has served as one of our directors since April 2002. Mr. Kleinke has also served as the Vice Chairman of our Board of Directors since January 1, 2005. In this capacity, he serves as a part-time executive officer. Mr. Kleinke has also served as Chairman of the Board and Executive Director of Omnimedia Institute, a non-profit healthcare research and information technology development organization, since October 2004, and as President and Chief Executive Officer for HSN, a privately-held health information technology development company, since April 1998. From May 1992 to February 1998, Mr. Kleinke served in various capacities for HCIA, Inc., a healthcare information company that provides information products and services to health care systems, managed care organizations and pharmaceutical companies.

Mark Pacala, age 49, has served as one of our directors since December 2004. Mr. Pacala has been a Managing Director of Essex Woodlands Health Ventures since January 2004 and was a Venture Partner of Essex Woodlands Health Ventures from April 2002 to December 2003. From October 2001 to January 2003, Mr. Pacala was self-employed as a venture capital consultant. He served as Chief Executive Officer of American WholeHealth, Inc., an integrative health network company that combines conventional medicine, alternative medicine, nutrition and wellness, from September 1996 to September 2001.

     Kerry R. Hicks and David G. Hicks, our Executive Vice President – Information Technology, are brothers.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

     Our Corporate Governance Guidelines, which include guidelines for determining director independence and other matters relating to our corporate governance, are available on our website. In addition, our other corporate governance documents, including the Charter of the Audit Committee, the Charter of the Compensation Committee and our Code of Conduct, are also available on our website. Stockholders may access these documents on the Investors page of our website at www.healthgrades.com/investorrelations.

     Although our common stock is not currently listed on a stock exchange or on Nasdaq, we have determined to apply the corporate governance standards, including director independent standards, of the Nasdaq Stock Market, Inc.

Board Independence

     The Board of Directors has determined that each of Peter H. Cheesbrough, Leslie S. Matthews, M.D., Mark Pacala and John J. Quattrone is an independent director within the meaning of the rules of The Nasdaq Stock Market, Inc. In addition, the Board has determined that each of the members of the two Board committees is also independent within the meaning of the rules of the Nasdaq Stock Market, Inc., including additional requirements relating to Audit Committee members.

Board of Directors and Board Committees

     The Board of Directors held five meetings during 2004. All Board members attended the 2004 annual meeting of stockholders.

     We have an Audit Committee and a Compensation Committee. We do not have a nominating committee. In 2004, the Board determined that, based on the size of our Board of Directors, the number of independent directors, the commitment of independent directors to Board committees and Nasdaq requirements with respect to nomination of directors (including the requirement that, in the absence of a nominating committee, director nominees either be selected, or recommended for the Board’s selection, by a majority of independent directors), it was appropriate for the Board not to have a nominating committee. While the Board has, in the past, nominated directors on its own accord, nominations for director will be recommended to the Board by our independent directors, namely Messrs. Cheesbrough, Pacala, Quattrone, and Dr. Matthews.

Audit Committee

     The Audit Committee is currently comprised of Messrs. Cheesbrough (Chairman), Quattrone, and Dr. Matthews. The Audit Committee has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and non-audit services (other than prohibited non-audit services) performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the audited financial statements included in our filings with the Securities and Exchange Commission; oversees our compliance with legal and regulatory requirements; and meets separately with the independent auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee also reviews major issues regarding accounting principles and financial statement presentation, and periodically discusses with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.

     The Board of Directors has determined that Peter H. Cheesbrough is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations, and, therefore, Mr. Cheesbrough qualifies as a financially sophisticated audit committee member as required by The Nasdaq Stock Market, Inc.’s corporate governance rules.

     The Audit Committee met eight times during 2004.

Compensation Committee

     The Compensation Committee is currently comprised of Messrs. Quattrone, Cheesbrough and Pacala. The Committee is responsible for developing and recommending to the Board compensation plans and programs for executive officers and other employees and annually reviewing the adequacy of the plans and programs; establishing compensation arrangements and incentive goals for executive officers and administering our incentive and equity-based plans; reviewing the performance of executive officers, awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance and other factors; and reviewing and monitoring management development and succession plans.

     The Compensation Committee met three times during 2004.

Consideration of Director Candidates

     Our independent directors recommend to the Board candidates for Board membership, other than the designee of Essex Woodlands Health Ventures Fund IV, L.P., who was nominated in accordance with the terms of a March 2000 agreement between Essex and us. Resolutions adopted by the Board require that, in considering candidates for nomination, the Board will seek individuals who evidence strength of character, mature judgment and the ability to work collegially with others. The resolutions also provide that it is the policy of the board that it endeavor to have directors who collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Therefore, in considering whether to nominate a person for election as a director, the Board will consider the contribution such person can make to the collective competencies of the Board based on such person’s background. The manner in which the independent directors evaluate potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. Stockholders can recommend candidates for nomination by writing to the Corporate Secretary, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In accordance with our by-laws, in order to enable consideration of the candidate in connection with our 2006 annual meeting of stockholders, a stockholder must submit the following information no earlier than March 24, 2006 nor later than April 23, 2006: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to service as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the independent directors will reach a conclusion based on the criteria described above. The independent directors may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the independent directors.

Communications with the Board

     Stockholders and other interested persons may communicate with the Board of Directors by writing to the Board of Directors, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or, if the communication is to be directed solely to the independent members of the Board of Directors, to Independent Directors, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In addition, stockholders and other interested parties may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. Communications to the Board of Directors regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be addressed as determined by the Board of Directors. You can report your concerns to the Board of Directors or the Audit Committee anonymously or confidentially.

Code of Conduct

     We have a Code of Conduct applicable to all of our officers, other employees and directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely, and understandable disclosures in periodic reports required to be filed by us; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. We have posted the Code of Conduct in the Investor Relations section of our website, which is located at www.healthgrades.com/investorrelations. You may request a print copy of the Code of Conduct by contacting Allen Dodge, Senior Vice President — Finance and Chief Financial Officer, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 (telephone number — (303) 716-0041). We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Conduct by disclosing such matters in the Investor Relations section of our website.

Compensation of Directors

     Effective January 1, 2004, non-employee members of the Board of Directors are paid $1,000 for each meeting of the Board of Directors attended in person and $500 for each meeting attended by telephone conference, in addition to reimbursement of travel expenses.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee’s determinations in 2004 marked a continuation of the general philosophy towards executive compensation that it applied in 2003, namely modest salary increases, bonuses reflecting the substantial improvement in Health Grades’ performance and no equity compensation. The imbalance between cash compensation and equity compensation over the past two years resulted from the significant option grants and equity purchase opportunities provided to Health Grades executive officers in early 2002. At that time, Health Grades was not profitable and was seeking to conserve its cash resources. Accordingly, and in light of a continuing expense control program that effectively precluded meaningful salary increases or cash bonuses for executives and led to reductions in Health Grades’ staff, the Committee determined that substantial option grants and equity purchase opportunities were the best available alternatives for encouraging executives to continue their employment with Health Grades and devote the substantial time and effort necessary to further develop Health Grades’ health care information business. As Health Grades’ financial performance and cash resources improved in subsequent years, the Committee decided to focus on cash compensation and determined generally not to grant additional equity awards to executives.

     However, in light of the passage of time since the 2002 equity awards and opportunities, as well as the Health Grades’ substantially improved performance and continuing growth, the Committee believes it is appropriate to review the Company’s compensation philosophy. Among other things, the Committee intends to reassess the mix of compensation components with a view towards fashioning a compensation package that will result in optimal incentives for both short-term and longer-term performance and will enable Health Grades to attract highly qualified individuals as the company expands.

     The base salary of two of our executives was governed by the terms of employment agreements between each of the executives and Health Grades, which have been in effect for several years. Salaries for two other executive officers were increased by three and one-half percent, which the Committee believed was an appropriate increase to address increases in the cost of living. Base salary for the remaining executive officer, who receives commissions based on sales, was not increased.

     Bonuses were paid for 2004 based principally on objective standards, but to a lesser extent on discretionary considerations. Most of the bonuses paid to executives were based upon the achievement of revenue and net income goals. Specifically, 50 percent of the non-discretionary target bonus was based on achievement of a revenue goal while the other 50 percent of the target bonus was based on the achievement of a net income goal. Because both goals were achieved, all executives generally received their target bonus amounts, which equaled 37.5 percent of their salaries (42.5 percent in the case of the Chief Executive Officer). In addition, certain executives received discretionary bonuses based on factors principally relating to Health Grades’ financial performance or the performance of the division of the business for which the executive has principal responsibility. Discretionary bonuses ranged from zero percent to 24.3 percent of an executive’s total bonus. In the case of Mr. Hicks, 24.3 percent of his bonus constituted a discretionary award, based upon the Committee’s perception of his significant contribution to Health Grades’ marked improvement in performance during 2004. Executives who received commissions based on sales did not participate in this bonus program.

     As noted above, due to the significant option grants and equity purchase opportunities provided to Health Grades executive officers in 2002, the Committee determined that no additional options would be granted to executives in 2003 and 2004. However, as also noted above, in light of the fact that over three years have passed since equity awards were last given to executive officers other than newly hired executive officers, and as part of its reassessment of the Health Grades’ compensation philosophy generally, the Committee will reassess the appropriateness of equity compensation going forward.

     Certain provisions of the Internal Revenue Code provide that a publicly held corporation may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million. It is not expected that these provisions would adversely affect Health Grades based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation for the foreseeable future. In addition, the 1996 Equity Compensation Plan is designed to preserve the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

John J. Quattrone, Chairman
Peter H. Cheesbrough
Mark Pacala

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent accountants.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Peter Cheesbrough, Chairman
Leslie S. Matthews, M.D.
John J. Quattrone

AUDIT AND RELATED FEES

     Fees for all services provided by Grant Thornton LLP, our independent registered public accounting firm, for 2004 and 2003 were as follows:

Audit Fees

     The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements for the years ended December 31, 2004 and 2003 and the review of the our financial statements included in the our quarterly reports on Form 10-Q filed during 2004 and 2003 were $71,927 and $61,988, respectively.

Audit Related Fees

     There were no fees billed in 2004 or 2003 for assurance and related services rendered by Grant Thornton LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under “Audit Fees” above.

Tax Fees

     There were no fees billed in 2004 or 2003 for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning.

All Other Fees

     There were no fees billed in 2004 or 2003 for products and services provided by Grant Thornton LLP, other than the services referred to above.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table sets forth certain information concerning the compensation we paid during 2004, 2003 and 2002 to our Chief Executive Officer and the four other most highly paid executive officers (collectively, the “named executive officers”) during the year ended December 31, 2004.

Summary Compensation Table

				Long Term
				Compensation
				Awards
				Securities
		Annual Compensation		Underlying	All Other
Name and Principal Position	Year	Salary (1)	Bonus (2)	Options	Compensation (3)
Kerry R. Hicks	2004	$304,289	$164,556	—	$6,000
Chief Executive Officer	2003	$285,499	$220,205	—	$6,000
	2002	$269,706	$6,000	1,493,104	$4,800

David G. Hicks	2004	$206,916	$82,787	—	$6,150
Executive Vice President -	2003	$192,847	$81,327	—	$5,785
Information & Technology	2002	$183,400	$4,000	900,000	$4,800

Sarah Loughran	2004	$173,517	$78,188	—	$5,205
Executive Vice President –	2003	$154,121	$91,227	—	$4,624
Provider Services	2002	$148,825	$4,000	900,000	$4,585

Allen Dodge	2004	$155,162	$64,074	—	$4,655
Senior Vice President – Finance and	2003	$133,239	$76,502	—	$3,997
Chief Financial Officer	2002	$109,200	$4,000	600,000	$3,396

Michael D. Phillips (4)	2004	$273,298	—	—	$3,894
Senior Vice President –	2003	$254,735	—	—	$3,750
Provider Sales	2002	$259,382	—	400,000	$4,800

(1)	In 2004 there were twenty-seven pay periods instead of the standard twenty-six pay periods. Therefore, annual salary includes one additional pay period in 2004 compared to 2003 and 2002.

(2)	Bonus amounts include payments made in August 2004 and January 2005 relating to performance in 2004.

(3)	Includes amounts that we contributed to the accounts of the named executive officers under our Retirement Savings Plan.

(4)	Annual salary for Mr. Phillips includes sales commissions of $143,490, $129,735 and $134,383 for 2004, 2003 and 2002, respectively.

Stock Options

     The following table sets forth certain information regarding stock options held as of December 31, 2004 by the named executive officers. No options were granted to the named executive officers in 2004.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares		Fiscal Year-End (#)		Fiscal Year-End ($) (1)
	acquired on	Value
Name	exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kerry R. Hicks	—	$—	2,289,823	—	$6,015,200	$—

David G. Hicks	100,000	$52,000	1,124,940	—	$2,988,621	$—

Sarah Loughran	50,000	$107,500	966,369	—	$2,617,693	$—

Allen Dodge	—	$—	623,500	—	$1,731,765	$—

Michael D. Phillips	100,000	$75,000	315,900	—	$883,407	$—

(1)	Based on $2.90, the closing price of our common stock as reported on the OTC Bulletin Board on December 31, 2004.

Employment Agreements

     Mr. Kerry Hicks is employed by us under an employment agreement dated as of April 1, 1996. The agreement is renewable automatically for one year periods unless terminated by one of the parties. The agreement provided for Mr. Hicks to receive an annual salary of $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreement provides for annual incentive compensation equal to up to 100% of Mr. Hicks’ base salary based on performance targets established by the Board of Directors.

     Mr. David Hicks is employed by us under an employment agreement dated as of March 1, 1996. The agreement is renewable automatically for one year periods unless terminated by one of the parties. The agreement provided for Mr. David Hicks to receive an annual base salary of $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreement provides for annual incentive compensation equal to up to 75% of his base salary based on performance targets established by the Board of Directors. In connection with Mr. David Hicks’ appointment as Senior Vice President in 1999, his base salary was increased to $172,500.

     Under each of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, we will pay the officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay the officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon his termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.

CERTAIN TRANSACTIONS

     In 2004, we provided indemnification to our Chief Executive Officer, Kerry R. Hicks, for legal fees totaling approximately $272,000 relating to litigation involving Mr. Hicks. We provided additional indemnification of approximately $205,000 during the three months ended March 31, 2005. The litigation arose from loans that Mr. Hicks and three other executive officers provided to us in December 1999 in the amount of $3,350,000 (including $2,000,000 individually loaned by Mr. Hicks). These loans enabled us to purchase a minority interest in an internet healthcare rating business that has become our current healthcare provider rating and advisory services business. We were the majority owner of the business, but had agreed with the holder of the minority interest that if we failed to purchase the holder’s interest by December 31, 1999, we would relinquish control and majority ownership to the holder. In March 2000, the executive officers were compelled to convert our obligations to them (including the $2,000,000 owed to Mr. Hicks) into our equity securities in order to induce several private investors to invest an aggregate of $14,800,000 in our equity securities.

     The executive officers personally borrowed money from our principal lending bank in order to fund their loans to us. In early 2001, the bank claimed that Mr. Hicks was obligated to pay amounts owed to the bank by a former executive who was unable to fully repay his loan; Mr. Hicks denied this obligation. In October 2002, the bank sold the note to an affiliate of a collection agency (the collection agency and the affiliate are collectively referred to as “the collection agency”). Although the bank informed the collection agency in July 2003 of the bank’s conclusion that Mr. Hicks was not obligated under the former executive’s promissory note issued to the bank, the collection agency commenced litigation in September 2003 in federal court in Tennessee to collect the remaining balance of approximately $350,000 on the note and named Mr. Hicks as a defendant. On motion by Mr. Hicks, the court action was stayed, and Mr. Hicks commenced an arbitration proceeding against the collection agency in October 2003, seeking an order that he had no liability under the note and asserting claims for damages. The bank was added as a party in March 2004.

     The bank repurchased the note from the collection agency in December 2003 and resold the note to another third party in February 2004, so that Mr. Hicks’ obligation to repay the note was no longer at issue. The remaining claims included, among others, claims by the bank against Mr. Hicks for costs and expenses of collection of the loan, claims by the collection agency against Mr. Hicks for abuse of process and tortious interference with the relationship between the bank and the collection agency and claims by Mr. Hicks against the bank for breach of fiduciary duty and fraud, and against the collection agency for abuse of process and defamation. Mr. Hicks also commenced litigation against the other parties in Colorado state court based on similar claims. That case was removed to federal court by the defendants. The Court determined that Mr. Hicks’ claims should be submitted to the arbitration proceeding. An arbitration hearing was held in February 2005 on most of the claims submitted by the parties.

     In April 2005, the arbitrator announced his determination. The arbitrator ruled that the collection agency was liable to Mr. Hicks in the amount of $400,000 for emotional distress and other maladies as well as attorneys’ fees in the amount of $15,587 with interest as a result of the collection agency’s abuse of process in initiating the action in federal court in Tennessee. The arbitrator determined that the bank had no liability.

     Mr. Hicks has not been paid the arbitration award. The collection agency sought reconsideration of the ruling by the arbitrator, who denied the request. Mr. Hicks has filed a motion with the federal district court to confirm the award. The collection agency has opposed confirmation and has sought to vacate the award. In addition, the arbitrator has not ruled on, among other things, the claim of the collection agency that Mr. Hicks engaged in tortious interference and abuse of process. The arbitrator indicated that these issues and additional claims by Mr. Hicks would be determined at a later date.

     Our determination to indemnify Mr. Hicks was based on, among other things, the fact that the dispute related to Mr. Hicks’ efforts and personal financial commitment to provide funds to us in December 1999, without which we likely would not have remained viable. Although we expect to indemnify Mr. Hicks for additional legal expenses incurred in 2005, we do not expect these expenses to be material in relation to our total operating expenses in 2005.

PERFORMANCE GRAPH

     The graph below compares the five-year annual percentage change in total stockholder return for our common stock with the CRSP Index for the Nasdaq Stock Market (US companies) (“Nasdaq Stock Market (US)”) and the CRSP index for Nasdaq Computer & Data Processing Stocks (“Nasdaq Computer & Data Processing Index”).

     This graph assumes an investment of $100 in Company common stock, the Nasdaq Stock Market (US) and the Nasdaq Computer & Data Processing Index on December 31, 1999, and covers the period from December 31, 1999 through December 31, 2004. Dividend reinvestment has been assumed.

	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Health Grades, Inc.	$100.00	$13.60	$2.80	$1.20	$24.00	$116.00

Nasdaq Stock Market (US)	$100.00	$60.30	$47.80	$33.10	$49.40	$53.80

Nasdaq Computer & Data Processing Index	$100.00	$45.90	$36.90	$25.50	$33.60	$37.00

INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Audit Committee has selected Grant Thornton LLP to serve as our independent auditors for 2005. Representatives of Grant Thornton LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that, if a company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), its officers and directors, and beneficial owners of more than ten percent of the registered class of securities must file reports of ownership of the Company’s securities and changes of ownership with the Securities and Exchange Commission. During 2004, our common stock was not registered under Section 12 of the Exchange Act. As a result, our officers, directors and holders of more than ten percent of our common stock were not subject to the filing requirements of Section 16(a) of the Exchange Act during 2004.

     On April 20, 2005 we filed a registration statement on Form 8-A with the Securities and Exchange Commission that resulted in the registration of our common stock under Section 12 of the Exchange Act. As a result, our officers, directors and holders of more than ten percent of our common stock became subject to the filing requirements of Section 16(a) of the Exchange Act on April 20, 2005.

ADVANCE NOTICE PROCEDURES

     In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2006 annual meeting of stockholders must be given no earlier than March 24, 2006 nor later than April 23, 2006. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2006 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than January 19, 2006.

SOLICITATION OF PROXIES

     We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees.

ANNUAL REPORT ON FORM 10-K

     We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission for our most recent fiscal year. Such written request should be directed to Allen Dodge, Senior Vice President — Finance, Chief Financial Officer and Secretary, at the address of Health Grades appearing on the first page of this proxy statement.

     The above Notice and Proxy Statement are sent by order of the Board of Directors.

Allen Dodge
Senior Vice President – Finance, Chief Financial
Officer and Secretary

May 19, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

HEALTH GRADES, INC.

June 22, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	ELECTION OF DIRECTORS:

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡ Kerry R. Hicks
¡ Peter H. Cheesbrough
¡ Leslie S. Matthews, M.D.
¡ John J. Quattrone
¡ J. D. Kleinke
¡ Mark Pacala

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF HEALTH GRADES, INC.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY	HEALTH GRADES, INC.	PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 22, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kerry R. Hicks and David G. Hicks, or either of them, proxy, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote if personally present at the 2005 Annual Meeting of Stockholders of Health Grades, Inc. or any adjournment or postponement thereof, subject to the directions indicated on the reverse.

     If instructions are given in the spaces on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 on the reverse side hereof. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)